Exhibit 3.176

BYLAWS

OF

UNIPHY HEALTHCARE OF MEMPHIS II, INC.

1.         Annual Meeting of the Shareholders. The annual meeting of shareholders for the election of directors and such other purposes as may be set forth in the notice of meeting shall be held at the time and place, within or outside the State of Tennessee, fixed by the Board of Directors.

2.         Special Meetings of the Shareholders. Special meetings of the shareholders may be held at any place within or outside the State of Tennessee upon call of the Board of Directors, the Chairman of the Board of Directors, if any, the President, or the holders of ten percent of the issued and outstanding shares of capital stock entitled to vote.

3.         Transfer of Stock. The capital stock of the Corporation shall be transferred on the books of the Corporation by surrender of properly endorsed certificates therefor by the holders thereof or their duly authorized attorneys-in-fact.

4.         Directors. The business of the Corporation shall be managed by a Board of Directors consisting of no less than one and no more than five members. Vacancies in the Board of Directors may be filled by a vote of a majority of the shareholders. Directors may be removed for or without cause by the shareholders.

5.         Meetings of the Board of Directors. Regular meetings of the Board of Directors may be held without notice of the date, time, place or purpose of the meeting. Special meetings of the Board of Directors may be held at any place within or outside the State of Tennessee upon call of the President or any one director, which call shall set forth the date, time and place of meeting. Written, oral or any other mode of notice of the date, time and place of meeting shall be given for special meetings in sufficient time, which need not exceed two days in advance.

6.         Officers. The Board of Directors shall elect a President and a Secretary, and such other officers as it may deem appropriate. The President, Secretary and any other officer so appointed by the Board of Directors are authorized to execute certificates representing shares of the Corporation’s capital stock. Persons may hold more than one office, except that no person may serve as both President and Secretary. Officers shall have the authority and responsibilities given them by the Board of Directors, and each officer shall hold office until his or her successor is elected and qualified, unless a different term is specified by the Board of Directors.

7.         Amendment of Bylaws. The Bylaws of the Corporation may be amended or repealed, and additional Bylaws may be adopted, by action of the Board of Directors or of the shareholders, but any Bylaws adopted by the Board of Directors may be amended or repealed by the shareholders.